Exhibit 99.1

Inpixon Prices $4.8 Million Public Offering

PALO ALTO, Calif., Aug. 13, 2019 (GLOBE NEWSWIRE) -- Inpixon (Nasdaq: INPX), (the “Company” or “Inpixon”), a leading indoor positioning and data analytics company, today announced the pricing of an underwritten public offering with anticipated gross proceeds of $4.8 million, before deducting the underwriting discounts and estimated offering expenses.

The securities offered by the Company consist of (i) 6,497,410 shares of common stock and Series A warrants to purchase up to 6,497,410 shares of common stock, at a combined public offering price of $0.2775 per share of common stock and related Series A warrant, and (ii) 2,997 shares of Series 6 Convertible Preferred Stock, each convertible into approximately 3,604 shares of common stock, and Series A warrants to purchase up to 10,800,000 shares of common stock, at a combined public offering price of $1,000 per share of Series 6 Convertible Preferred Stock and related Series A warrants. Each Series A warrant will have an exercise price per share of $0.2775, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date.

The shares of common stock or Series 6 Convertible Preferred Stock and the accompanying Series A warrants can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. The net proceeds from the offering to the Company are expected to be approximately $4.0 million after deducting the underwriting discount and estimated offering expenses, and excluding the proceeds from the exercise of any Series A warrants. All of the shares and accompanying Series A warrants in the offering will be sold by the Company. The offering is expected to close on August 15, 2019, subject to customary closing conditions.

The Company expects to use the net proceeds from the offering to fund the cash portion of the purchase price to acquire Jibestream Inc. and the remainder for working capital and general corporate purposes (including research and development and sales and marketing).

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), and Maxim Group LLC are acting as the joint book-running managers for this offering.

A registration statement relating to the offering has been filed with, and declared effective by, the U.S. Securities and Exchange Commission. The offering is being made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained, when available, from Ladenburg Thalmann & Co. Inc., Attn: Prospectus Department, 277 Park Avenue, 26th Floor, New York, NY 10172, by calling (212) 409-2000 or by email at prospectus@Ladenburg.com, or by contacting Maxim Group, LLC, Attn: Syndicate Department, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, by calling (212) 895-3745 or by email at syndicate@maximgrp.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Inpixon

Inpixon (Nasdaq: INPX) is a leader in Indoor Positioning Analytics (IPA). The Inpixon IPA platform includes sensors designed to find all accessible cellular, Wi-Fi, and Bluetooth devices anonymously. Paired with a high-performance data analytics platform, this technology delivers visibility, security, and business intelligence on any commercial or government location worldwide. Inpixon’s products and professional services group help customers take advantage of mobile, big data, analytics, and the Internet of Things (IoT) to uncover the untold stories of the indoors. For the latest insight on IPA, follow Inpixon on LinkedIn, @InpixonHQ on Twitter, and visit inpixon.com.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the control of Inpixon and its subsidiaries, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the satisfaction of customary closing conditions related to the public offering, the satisfaction of the closing conditions to acquire Jibestream Inc., factors that result in changes to the Company’s anticipated use of proceeds, the fluctuation of economic conditions, the performance of management and employees, Inpixon’s ability to obtain financing, competition, general economic conditions and other factors that are detailed in Inpixon’s periodic and current reports available for review at sec.gov. Furthermore, Inpixon operates in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Inpixon disclaims any intention to, and undertakes no obligation to, update or revise forward-looking statements.

Contact

Inpixon Investor Relations:

CORE IR

Scott Arnold, Managing Director

+1 516-222-2560

www.coreir.com